Exhibit 16.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

February 25, 2022

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pacific Green Technologies Inc. (“the Company”) and, under the date of June 29, 2021, we reported on the consolidated financial statements of the Company as of and for the years ended March 31, 2021 and 2020. On February 23, 2022, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 25, 2022 and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Board of Directors and the Company’s statements that Grant Thornton UK LLP is independent of the Company and was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements

Very truly yours,

/s/ KPMG LLP
KPMG LLP

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